Exhibit (99.1)

EASTMAN KODAK COMPANY

Kodak Will Not Commercialize Film Processing Station

Changing Market Conditions, Plus Growth of Digital Printing
Strategy Cited

Rochester, N.Y., Dec. 13 - Eastman Kodak Company today said it would cancel its program to market an automatic film processing station, a self-service device it was developing based on technologies acquired from Austin, Texas-based Applied Science Fiction in May 2003.
     "The technology performed satisfactorily, but the market opportunity we foresaw at the time of acquisition has diminished due to the continuing decline in film processing as well as the rapid growth of our digital printing strategy," said Patrick D. King, general manager of Kodak's Consumer Output business within its Digital & Film Imaging Systems group and a Kodak vice president. "Introducing additional film processing capacity into this market does not represent the best use of resources for Kodak or its retailers."
   As the company said in October, the rapid growth of digital cameras will result in a projected decline of up to 30% in the consumer film market in the U.S. and 20% worldwide in 2005. Consultations with prospective customers to determine the market and profit potential for its new technology led Kodak to conclude the opportunity was greatly diminished.
   "This decision is consistent with our focus to invest in digital imaging solutions in consumer digital printing and to invest in opportunities that present attractive returns," said King. Kodak will continue to support and market the Digital ICE photo enhancement software suite also acquired from Applied Science Fiction.
   Kodak will take a charge of $45 million for costs associated with the cancellation of the program.

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About Eastman Kodak Company and infoimaging

Kodak is the leader in helping people take, share, print and view images - for memories, for information, for entertainment. The company is a major participant in infoimaging, a $385 billion industry composed of devices (digital cameras and flat-panel displays), infrastructure (online networks and delivery systems for images) and services & media (software, film and paper enabling people to access, analyze and print images). With sales of $12.9 billion in 2003, the company comprises several businesses:
Health, supplying the healthcare industry with traditional and digital image capture and output products and services; Graphic Communications Group, offering on-demand color printing and networking publishing systems consisting of three wholly owned subsidiaries: Encad, Inc., NexPress Solutions, and Kodak Versamark; Commercial Imaging, offering image capture, output and storage products and services to businesses and government; Display & Components, which designs and manufactures state-of-the-art organic light-emitting diode displays as well as other specialty materials, and delivers imaging sensors to original equipment manufacturers; and Digital & Film Imaging Systems, providing consumers, professionals and cinematographers with digital and traditional products and services.